Exhibit 99.1

GeoPharma Announces Revenues Increase in Every Aspect of Its Business for the First Quarter Fiscal Year 2009

LARGO, Fla.—(BUSINESS WIRE)—Aug. 14, 2008—GeoPharma, Inc. (NASDAQ:GORX) (the “Company”) announced its Fiscal Year 2009 First Quarter Results reporting revenues of $20,025,307 representing a 105% increase over the Fiscal Year 2008 First Quarter results. The Company recorded a net loss of ($2,766,160) or ($0.19) per common share.

Commenting on the quarter GeoPharma CEO Mihir Taneja stated, “The first quarter is historically one of our weakest periods; however this year’s first quarter results reveal the strongest sales the Company has ever had during this period. This top line growth further demonstrates the powerful addition of our new distribution business. The company remains committed to reducing overhead in all of its businesses, especially during the interim period until our Antibiotic facilities come online. We remain encouraged by the gains in our manufacturing segment, as well as other aspects of our business. We look forward to sharing several new developments with regards to our business model in the months to come.”

Q1 Highlights

•	Revenues in the Distribution segment increased 634% versus the first quarter of fiscal year 2008.

•	Revenues in the Manufacturing Segment increased 27% versus the first quarter of fiscal year 2008.

•	Revenues in the Pharma segment increased 202% versus the first quarter of fiscal year 2008.

•	Revenues overall excluding discontinued operations increased 193% versus the first quarter of fiscal year 2008.

•	Revenues overall including discontinued operations increased 105% versus the first quarter of fiscal year 2008.

•	Gross Profits for the first quarter of fiscal year 2009 were $3,734,449 versus Gross Profits of $1,510,675 for the first quarter of fiscal year 2008, an increase of $2,223,774 or 147%.

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Total selling, general and administrative (“SG&A”) expenses were $5,781,669 as compared to $6,564,079 for the fourth quarter of fiscal year 2008, a decrease of $782,410 or 11.9%. SG&A expenses were $2,875,505 for the first fiscal quarter of 2008, the significant increase year over year is predominately attributed to the Dynamic Health Products acquisition.

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Research and development (“R&D”) expenditures for the first quarter of fiscal year 2009 totaled approximately $650,952 all of which was charged as an expense to operations as compared to $426,154 in first quarter of fiscal year 2008. Sequentially the R&D expenditures for the first quarter were roughly in line with the fourth quarter of fiscal Year 2008 of $607,542.

A conference call has been scheduled with CEO, Mihir Taneja, Senior VP/CFO, Carol Dore-Falcone and Alexander Nachman Director of Corporate Communications for Thursday August 14, 2008 at 4:35 PM EST. to discuss the First Quarter results and can be accessed via the web using the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=132430 or by telephone by dialing: Toll Free 1-877-407-8031 or 1-201-689-8031 for international callers.

A replay of the call will be available until August 28, 2008@ 11:59 PM using 1-877-660-6853 and 1-201-612-7415. All callers must reference Pass Codes: Account #: 286 and Conference ID #: 292766

About GeoPharma, Inc.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in 3 main market segments: Specialty Pharma, Manufacturing, and Distribution. The Specialty Pharma division specializes in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing and Distribution divisions, manufacture, package, and distribute generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide.

GeoPharma’s growth strategy is to capitalize on its research and manufacturing expertise to develop medical devices and high margin generic drug products for niche markets with high barriers to entry. GeoPharma’s competitive advantage in these areas is in its ability to navigate the challenges that such market pursuits present effectively.

Currently GeoPharma employs over 300 people and operates facilities in Florida, Maryland, Pennsylvania, Nevada, Rhode Island, and Texas utilizing over 330,000 sq. ft. of office, warehouse, manufacturing and laboratory facilities.

For further information visit the “For Investors” section of the GeoPharma website at www.geopharmainc.com.

Forward-Looking Statements

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

GEOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Revenues:
Distribution	$13,628,916	$1,856,599
Manufacturing	6,271,953	4,922,104
Pharmaceutical	124,438	41,199

Total revenues	$20,025,307	$6,819,902
Cost of goods sold:
Distribution	10,673,592	1,015,970
Manufacturing (exclusive of depreciation and amortization shown below)	4,681,437	3,460,634
Pharmaceutical	935,829	832,623

Total cost of goods sold	$16,290,858	$5,309,227
Gross profit:
Distribution	2,955,324	840,629
Manufacturing	1,590,516	1,461,470
Pharmaceutical	(811,391)	(791,424)

Total gross profit	$3,734,449	$1,510,675
Selling, general and administrative expenses:
Selling, general and administrative expenses	5,781,669	2,875,505
Stock compensation expense	306,350	156,590
Depreciation and amortization	668,102	363,127

Operating income (loss) before other income (expense), minority interest, income taxes and discontinued operations	$(3,021,672)	$(1,884,547)
Other income (expense), net:
Interest income (expense), net	(459,298)	(202,891)
Other income (expense), net	4,474	10,422

Total other income (expense), net	$(454,824)	$(192,469)

Income (loss) before minority interest, income taxes and discontinued operations	$(3,476,496)	$(2,077,016)
Minority interest benefit (expense)	197,736	225,662
Income tax benefit (expense)	662,400	807,600

Net income (loss) from continuing operations	$(2,616,360)	$(1,043,754)
Discontinued operations:
Revenues: PBM	$—	$2,925,139
Cost of goods sold: PBM	—	2,904,274

Gross profit: PBM	$—	$20,865
Selling, general and administrative expenses: PBM	—	20,785
PBM segment exit income (expense)	—	8,300

Discontinued operations net income (loss), net of income tax	$—	$8,380

Net income (loss)	$(2,616,360)	$(1,035,374)
Preferred stock dividends	149,800	108,333

Net income (loss) available to common shareholders	$(2,766,160)	$(1,143,707)

Basic income (loss) per share	$(0.19)	$(0.11)

Basic weighted average number of common shares outstanding	14,692,521	10,644,325

Diluted income (loss) per share	$(0.19)	$(0.11)

Diluted weighted average number of common shares outstanding	14,692,521	10,644,325

Basic and diluted discontinued operations earnings per share	$—	$—

CONTACT: GeoPharma, Inc., Largo

Alexander Nachman

Director of Investor and Media Relations

1-727-471-0850, Ext. 243

IR@GeoPharmainc.com

SOURCE: GeoPharma, Inc.